Exhibit 99.1

Orsus Xelent Notified It Is Subject To Delisting On The NYSE Amex
And Is Pursuing An Appeal To The Exchange

New York, NY (July 20, 2011) – Orsus Xelent Technologies, Inc. (“Orsus” or the “Company”) (NYSE Amex: ORS) reported today that on July 14, 2011 the Company received a letter from the NYSE Amex LLC (the “Exchange”) staff indicating it is no longer in compliance with the Exchange’s continued listing standards as described below and its securities are therefore subject to being delisted from the Exchange.  In response to this, the Company said it is taking the steps necessary to request a hearing before a committee of the Exchange to appeal the staff determination.

The notification from the Exchange indicated the Company was not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide with respect to its financial condition, which makes it questionable in the opinion of the Exchange as to whether the Company will be able to continue operations or timely meet its obligations.

The Company previously submitted a plan on May 23, 2011 to the Exchange advising the Exchange of actions it had taken or would take to regain compliance, and had supplemented its plan with additional letters as recently as July 1, 2011.  After review of the plan and the supplemental letters the Exchange determined the Company did not make a reasonable demonstration of its ability to regain compliance with Section 1003(a)(iv) by July 21, 2011.

The Company said it believes it is in the best interests of the Company and its shareholders to maintain a listing on the NYSE Amex and therefore is pursuing an appeal, although there is no assurance it will be successful.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-861085653777